Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Xerox Reports Second-Quarter 2009 Earnings

•	Earnings per share of 16 cents

•	Operating cash flow of $609 million, $1.2 billion cash balance

•	40.2 percent gross margin, increase of 1 point

•	Revenue impacted by weak global economy

NORWALK, Conn., July 23, 2009 – Xerox Corporation (NYSE: XRX) announced today second-quarter 2009 results that include earnings per share of 16 cents and $609 million in operating cash flow.

“During the second quarter, we exceeded our expectations for EPS and cash flow, reflecting our disciplined approach to operational improvements across the board,” said Ursula M. Burns, Xerox chief executive officer. “Gross margin and cash are up; expenses are down – all key factors to our strong financial position that is serving us well during this tough economy.

“At the same time, our industry continues to face challenges from the decline in enterprise spending on technology. We have seen sequential improvement with revenue up 5 percent from the first quarter. However, assuming current economic conditions persist, we expect revenue will remain under pressure during the balance of this year,” she added.

Total revenue of $3.7 billion was down 18 percent from second-quarter 2008 including a 5 point negative impact from currency. Post-sale and financing revenue was down 14 percent, or 8 percent in constant currency. Equipment sale revenue declined 29 percent, or 25 percent in constant currency. The revenue decline is largely due to continued spending constraints in the overall business environment, which is delaying purchasing decisions for new technology and slowing demand for document-related supplies.

“In this cost-conscious environment, our clients are responding to Xerox’s managed print services that reduce document costs by up to 30 percent, and to the value we provide through innovation like the Xerox ColorQubeTM solid ink system that cuts the cost of color pages by up to 62 percent,” noted Burns. “Xerox’s value proposition along with the breadth of our offerings for businesses of any size, expanded distribution, and global account management gives us confidence in the strength of our long-term competitive position.”

Second-quarter operating cash flow of $609 million was $167 million higher than prior year driven by working capital improvements. Following this strong performance, the company raised its expectations for full-year operating cash flow to $1.5 billion from $1.3 billion. Xerox ended the second quarter with a cash balance of $1.2 billion, and total debt was down $347 million through the first half of the year. Xerox plans to reduce overall debt by $1 billion this year.

Gross margin was 40.2 percent in the second quarter, an increase of one point from the prior year and up 1.3 points from the first quarter of this year. Second-quarter selling, administrative and general (SAG) expenses were down year over year by $157 million and SAG as a percent of revenue was 27.2 percent.

Xerox expects third-quarter 2009 earnings per share in the range of 10 cents to 12 cents, delivering full-year 2009 earnings per share of 50 cents to 55 cents.

Media Contact:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782,

carl.langsenkamp@xerox.com

Note: This release discusses revenue growth using a measure noted as “Constant Currency” that excludes the effects of currency translation. Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and our 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)(1)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per-share data)	2009	2008	% Change	2009	2008	% Change
Revenues
Sales	$1,602	$2,119	(24)%	$3,096	$4,132	(25)%
Service, outsourcing and rentals	1,951	2,207	(12)%	3,831	4,320	(11)%
Finance income	178	207	(14)%	358	416	(14)%

Total Revenues	3,731	4,533	(18)%	7,285	8,868	(18)%

Costs and Expenses
Cost of sales	1,065	1,400	(24)%	2,069	2,719	(24)%
Cost of service, outsourcing and rentals	1,100	1,275	(14)%	2,200	2,506	(12)%
Equipment financing interest	68	79	(14)%	137	159	(14)%
Research, development and engineering expenses	202	223	(9)%	406	444	(9)%
Selling, administrative and general expenses	1,013	1,170	(13)%	2,017	2,294	(12)%
Restructuring and asset impairment charges	(1)	63	*	(3)	66	*
Other expenses, net	87	69	26%	184	935	(80)%

Total Costs and Expenses	3,534	4,279	(17)%	7,010	9,123	(23)%

Income (Loss) before Income Taxes & Equity Income(2)	197	254	(22)%	275	(255)	*
Income tax expense (benefit)	59	59	*	78	(187)	*
Equity in net income (loss) of unconsolidated affiliates	9	29	(69)%	(1)	57	*

Net Income (Loss)	147	224	(34)%	196	(11)	*
Less: Net Income attributable to noncontrolling interests	7	9	(22)%	14	18	(22)%

Net Income (Loss) Attributable to Xerox Corporation	$140	$215	(35)%	$182	$(29)	*

Basic Earnings (Loss) per Share	$0.16	$0.24	(33)%	$0.21	$(0.03)	*
Diluted Earnings (Loss) per Share	$0.16	$0.24	(33)%	$0.21	$(0.03)	*

*	Percent change not meaningful.
(1)	See “Accounting Changes” section for discussion of change in presentation of Noncontrolling Interests.
(2)	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)(1)

(in millions, except share data in thousands)	June 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$1,221	$1,229
Accounts receivable, net	1,872	2,184
Billed portion of finance receivables, net	243	254
Finance receivables, net	2,385	2,461
Inventories	1,141	1,232
Other current assets	776	790

Total current assets	7,638	8,150
Finance receivables due after one year, net	4,413	4,563
Equipment on operating leases, net	566	594
Land, buildings and equipment, net	1,373	1,419
Investments in affiliates, at equity	979	1,080
Intangible assets, net	621	610
Goodwill	3,445	3,182
Deferred tax assets, long-term	1,797	1,692
Other long-term assets	1,224	1,157

Total Assets	$22,056	$22,447

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,342	$1,610
Accounts payable	1,214	1,446
Accrued compensation and benefits costs	563	625
Other current liabilities	1,498	1,769

Total current liabilities	4,617	5,450
Long-term debt	6,695	6,774
Liability to subsidiary trust issuing preferred securities	648	648
Pension and other benefit liabilities	1,851	1,747
Post-retirement medical benefits	876	896
Other long-term liabilities	612	574

Total Liabilities	15,299	16,089
Common stock	870	866
Additional paid-in-capital	2,440	2,447
Retained earnings	5,448	5,341
Accumulated other comprehensive loss	(2,129)	(2,416)

Xerox Shareholders’ Equity	6,629	6,238
Noncontrolling Interests	128	120

Total Equity	6,757	6,358

Total Liabilities and Equity	$22,056	$22,447

Shares of common stock issued and outstanding	869,081	864,777

(1)	See “Accounting Changes” section for discussion of change in presentation of Noncontrolling Interests.

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2009	2008	2009	2008
Cash Flows from Operating Activities:
Net income (loss)	$147	$224	$196	$(11)
Adjustments required to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	168	178	337	323
Provisions for receivables and inventory	91	59	175	108
Net gain on sales of businesses and assets	(7)	(15)	(9)	(22)
Undistributed equity in net (income) loss of unconsolidated affiliates	(4)	(2)	6	(29)
Stock-based compensation	14	20	31	40
Provision for litigation, net	—	—	—	795
Payments for securities litigation, net	—	—	(28)	—
Restructuring and asset impairment charges	(1)	63	(3)	66
Payments for restructurings	(78)	(22)	(165)	(59)
Contributions to pension benefit plans	(31)	(31)	(59)	(66)
Decrease (increase) in accounts receivable and billed portion of finance receivables	138	(40)	305	(68)
Decrease (increase) in inventories	187	(36)	82	(165)
Increase in equipment on operating leases	(64)	(84)	(127)	(161)
Decrease in finance receivables	118	96	231	220
Decrease (increase) in other current and long-term assets	27	28	44	(6)
(Decrease) increase in accounts payable and accrued compensation	(105)	40	(273)	(143)
Decrease in other current and long-term liabilities	(35)	(24)	(138)	(47)
Net change in income tax assets and liabilities	32	13	34	(287)
Net change in derivative assets and liabilities	(28)	(13)	(68)	10
Other, net	40	(12)	60	(4)

Net cash provided by operating activities	609	442	631	494

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(11)	(55)	(48)	(99)
Proceeds from sales of land, buildings and equipment	6	27	9	36
Cost of additions to internal use software	(28)	(33)	(56)	(60)
Acquisitions, net of cash acquired	—	(138)	(145)	(142)
Net change in escrow and other restricted investments	(3)	(138)	(3)	(137)
Other, net	—	52	—	52

Net cash used in investing activities	(36)	(285)	(243)	(350)

Cash Flows from Financing Activities:
Net debt payments on secured financings	(15)	(59)	(40)	(147)
Net proceeds (payments) on other debt	151	325	(266)	571
Common stock dividends	(38)	(39)	(75)	(79)
Payments to acquire treasury stock, including fees	—	(377)	—	(712)
Repurchases related to stock-based compensation	(11)	(1)	(11)	(33)
Other, net	(5)	(3)	(8)	(4)

Net cash provided by (used in) financing activities	82	(154)	(400)	(404)

Effect of exchange rate changes on cash and cash equivalents	17	(2)	4	4

Increase (decrease) in cash and cash equivalents	672	1	(8)	(256)
Cash and cash equivalents at beginning of period	549	842	1,229	1,099

Cash and cash equivalents at end of period	$1,221	$843	$1,221	$843

Financial Review

Summary

Revenues

	Three Months Ended June 30,
(in millions)	2009	2008	Change
Equipment sales	$828	$1,160	(29)%
Post sale revenue(1)	2,903	3,373	(14)%

Total Revenue	$3,731	$4,533	(18)%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,602	$2,119
Less: Supplies, paper and other sales	(774)	(959)

Equipment Sales	$828	$1,160

Service, outsourcing and rentals	$1,951	$2,207
Add: Finance income	178	207
Add: Supplies, paper and other sales	774	959

Post Sale Revenue	$2,903	$3,373

Memo: Color(2)	$1,456	$1,700	(14)%

(1)

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

(2)	Color revenues represent a subset of total revenues and exclude GIS revenues.

Second quarter 2009 total revenues decreased 18% compared to the second quarter 2008. Worldwide economic weakness continues to negatively impact our major market segments and currency had a 5-percentage point negative impact on total revenues in the quarter. Total revenues included the following:

•	14% decrease in post sale revenue, with a 6-percentage point negative impact from currency. The components of post sale revenue decreased as follows:

•

12% decrease in service, outsourcing and rentals revenue to $1,951 million, reflecting declines in technical service and outsourcing revenue primarily due to currency which had a 6-percentage point negative impact and a decline in pages. Total digital pages declined 5%, while color pages increased 12%.

•

Supplies, paper and other sales of $774 million decreased 19% year-over-year, with a 4-percentage point negative impact from currency. Declines were driven by lower channel supplies purchases, most notably within developing markets, and lower paper sales.

•

29% decrease in equipment sales revenue, with a 4-percentage point negative impact from currency. Overall declines in install activity were the primary driver along with price declines of 5% to 10% across Production and Office, which offset the growth in entry production color and segment 2-5 install activity. More than two-thirds of the second quarter 2009 equipment sales were generated from products launched in the past 24 months.

•

14% decrease in color revenue[2], with a 6-percentage point negative impact from currency. Color revenue of $1,456 million comprised 43% of total revenue in the second quarter 2009[3], excluding GIS, and reflects:

•

9% decrease in color post sale revenue, including a 6-percentage point negative impact from currency. The decline was partially driven by lower channel color printer supplies purchases. Color represented 40% of post sale revenue in the second quarter 2009[3].

•

26% decrease in color equipment sales revenue, including a 5-percentage point negative impact from currency and lower installs driven by the impact of the economic environment. Color sales represented 53% of equipment sales in the second quarter 2009[3].

(3)

Total color, color post sale and color equipment sales revenues comprised 39%, 37% and 45% in 2009, respectively, if calculated on total, total post sale and total equipment sales revenues, including GIS. GIS is excluded from the color information presented, as the breakout of the information required to make this computation is not available.

Net Income

Second quarter 2009 net income attributable to Xerox of $140 million, or $0.16 per diluted share, included a charge of $9 million or $0.01 per diluted share, for our share of Fuji Xerox’s after-tax restructuring.

Second quarter 2008 net income of $215 million, or $0.24 per diluted share included charges for after-tax restructuring of $43 million, or $0.05 per diluted share.

The calculations of basic and diluted earnings per share are included as Appendix I.

Operations Review

	Three Months Ended June 30,
(in millions)	Production	Office	Other	Total
2009
Equipment sales	$225	$565	$38	$828
Post sale revenue	870	1,561	472	2,903

Total Revenues	$1,095	$2,126	$510	$3,731

Segment Profit (Loss)	$51	$229	$(66)	$214

Operating Margin	4.7%	10.8%	(12.9)%	5.7%

2008
Equipment sales	$317	$775	$68	$1,160
Post sale revenue	1,020	1,751	602	3,373

Total Revenues	$1,337	$2,526	$670	$4,533

Segment Profit (Loss)	$87	$279	$(16)	$350

Operating Margin	6.5%	11.0%	(2.4)%	7.7%

Refer to Appendix II for the reconciliation of Segment Operating Profit to Pre-tax Income.

Note:

•	Install activity percentages include the Xerox-branded product shipments to GIS.

Production

Revenue

Second quarter 2009 Production revenue of $1,095 million decreased 18%, including a 6-percentage point negative impact from currency, reflecting:

•

15% decrease in post sale revenue with a 7-percentage point negative impact from currency, as declines in all product segments were driven in part by lower black-and-white page volumes reflecting the continued weak economic environment.

•

29% decrease in equipment sales revenue with a 5-percentage point negative impact from currency. Install declines in black-and-white production systems and product mix more than offset install growth in production color.

•	2% increase in installs of production color systems driven by Xerox 700 installs that offset declines in other entry production color products.

•	24% decline in installs of production black-and-white systems reflecting declines in all product segments.

Operating Profit

Second quarter 2009 Production profit of $51 million decreased $36 million from second quarter 2008 due to lower gross profit flow-through from revenue declines partially offset by lower RD&E and SAG as a result of continued cost savings.

Office

Revenue

Second quarter 2009 Office revenue of $2,126 million decreased 16%, including a 5-percentage point negative impact from currency, reflecting:

•

11% decrease in post sale revenue, with a 5-percentage point negative impact from currency. The decline in revenue in all product segments reflects lower channel supplies purchases, including purchases within developing markets, which more than offset growth in GIS.

•

27% decrease in equipment sales revenue, with a 3-percentage point negative impact from currency. The decline in revenue across most product segments reflects lower installs driven by the continued weak economic environment.

•	21% decline in installs of color multifunction devices driven by lower overall demand which more than offset the impact of new products including the Office version of the Xerox 700 and ColorQube™.

•

39% decline in installs of black-and-white copiers and multifunction devices, including a 84% decline in Segment 1 products (11-20 ppm), driven primarily by lower activity in developing markets offset by a 10% increase in Segment 2-5 products (21-90 ppm). Segment 2-5 installs include the Xerox 4595, a 95 ppm device with an embedded controller.

•	42% decline in installs of color printers due to lower OEM sales and channel inventory levels.

Operating Profit

Second quarter 2009 Office profit of $229 million decreased $50 million from second quarter 2008, as revenue declines were partially offset by cost savings resulting in improved gross margin and lower RD&E and SAG.

Other

Revenue

Second quarter 2009 Other revenue of $510 million decreased 24%, including a 4-percentage point negative impact from currency, primarily driven by declines in revenue from paper, wide format and licensing arrangements. Paper comprised approximately half of the second quarter 2009 and 2008 Other segment revenue.

Operating Profit

Second quarter 2009 Other loss of $66 million increased $50 million from second quarter 2008, reflecting lower income from licensing arrangements, paper and equity income.

Costs, Expenses and Other Income

Gross Margin

	Three Months Ended June 30,
	2009	2008	Change
Sales	33.5%	33.9%	(0.4	) pts
Service, outsourcing and rentals	43.6%	42.2%	1.4	pts
Financing income	61.8%	61.8%	-	pts
Total Gross Margin	40.2%	39.2%	1.0	pts

Second quarter 2009 total gross margin increased 1.0-percentage point compared to the second quarter 2008 primarily driven by cost improvements enabled by restructuring and our cost actions as well as the decline of revenues from lower margin channels offset by the 1.0-percentage point unfavorable impact of transaction currency.

Sales gross margin decreased 0.4-percentage points compared to the second quarter 2008 as the 1.8-percentage point adverse impact of transaction currency on our inventory purchases and price declines impact of 0.7-percentage points were partially offset by the positive mix of revenues and cost improvements.

Service, outsourcing and rentals margin increased 1.4-percentage points compared to the second quarter 2008 primarily due to the reduction in costs driven by restructuring and cost actions. These cost improvements more than offset the approximately 1.0-percentage point impact of pricing.

Research, Development and Engineering Expenses (“RD&E”)

	Three Months Ended June 30,
	2009	2008	Change
RD&E % Revenue	5.4%	4.9%	0.5	pts

RD&E of $202 million in the second quarter 2009 was $21 million lower than the second quarter 2008 reflecting our restructuring and cost actions which consolidated the Production and Office development and engineering infrastructure. R&D of $172 million decreased $18 million, and sustaining engineering costs of $30 million decreased $3 million from second quarter 2008.

We invest in technological research and development, particularly in color, software and services. We believe that our R&D spending is sufficient to remain technologically competitive. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

	Three Months Ended June 30,
	2009	2008	Change
SAG % Revenue	27.2%	25.8%	1.4	pts

SAG expenses of $1,013 million in the second quarter 2009 were $157 million lower than the second quarter 2008, including a $59 million benefit from currency. The SAG expense decrease reflected the following:

•	$128 million decrease in selling expenses, reflecting favorable currency, benefits from restructuring and cost actions including reductions in marketing spend and commissions.

•	$75 million decrease in general and administrative expenses, reflecting favorable currency and benefits from restructuring and cost actions.

•

$46 million increase in bad debt expenses to $80 million, reflecting an increase in write-offs in North America and Europe. 2009 second quarter bad debt expense as a percentage of revenue was consistent with the first quarter 2009, and was less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the second quarter 2009, we recorded a net restructuring credit of $1 million. The net credit reflected $11 million of severance-related charges for new actions and $12 million of net reversals for changes in estimated reserves from prior year initiatives. During the second quarter 2008, we recorded restructuring charges of $63 million primarily related to headcount reductions of approximately 1,000 employees predominantly in North America.

The restructuring reserve balance as of June 30, 2009, for all programs was $183 million, of which approximately $168 million is expected to be spent over the next twelve months.

Worldwide Employment

Worldwide employment of 54,700 at June 30, 2009 decreased approximately 2,400 from year-end 2008 and 3,300 from second quarter 2008, primarily due to restructuring reductions partially offset by additional headcount related to GIS’s acquisition of ComDoc, Inc.

Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2009	2008
Non-financing interest expense	$63	$65
Interest income	(6)	(9)
Gains on sales of businesses and assets	(7)	(15)
Currency losses, net	1	2
Amortization of intangible assets	15	13
Litigation matters	5	6
All other expenses, net	16	7

Total Other Expenses, Net	$87	$69

Non-Financing Interest Expense

Second quarter 2009 non-financing interest expense of $63 million was $2 million lower than second quarter 2008, driven by the benefit of lower interest rates that more than offset the impact of higher average debt balances.

Gain on Sales of Businesses and Assets

The gains on sales of businesses and assets of $7 million and $15 million for the second quarter 2009 and 2008, respectively, primarily relate to the sale of facilities in Latin America in both periods.

All Other Expenses, Net

Second quarter 2009 all other expenses net increased $9 million from second quarter 2008 primarily driven by an increase in interest expense on Brazil tax and labor contingencies.

Income Taxes

	Three Months Ended June 30,
(in millions)	2009	2008	Change
Income tax expense (benefit)	$59	$59	$—
Effective tax rate	29.9%	23.2%	6.7	pts

The second quarter 2009 effective tax rate was 29.9%, which was lower than the U.S. statutory tax rate primarily due to the net tax benefits from the geographical mix of income before taxes and the related tax rates in those jurisdictions.

The second quarter 2008 effective tax rate was 23.2% and included a 1.7% benefit from the tax effect of the second quarter restructuring charges. Excluding the impact of the restructuring charges, the adjusted effective tax rate was 24.9% 4, which was lower than the U.S. statutory tax rate primarily due to the tax benefits from the utilization of foreign tax credits and the geographical mix of income before taxes and the related tax rates in those jurisdictions.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the geographical mix of income and the related tax rates in those jurisdictions, and available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for the remaining quarters of 2009 will approximate 28%, excluding the effects of any future discrete events.

(4)	See the “Non-GAAP Financial Measures” section for an explanation of this non-GAAP financial measure.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $9 million decreased $20 million compared to second quarter 2008, which reflects our 25% share of Fuji Xerox’s lower net income which was impacted by the worldwide economic weakness. Second quarter 2009 included our $9 million share of Fuji Xerox’s after-tax restructuring charges.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended June 30, 2009 and 2008:

	Three Months Ended June 30,
(in millions)	2009	2008	Change
Net cash provided by operating activities	$609	$442	$167
Net cash used in investing activities	(36)	(285)	249
Net cash provided by (used in) financing activities	82	(154)	236
Effect of exchange rate changes on cash and cash equivalents	17	(2)	19

Increase in cash and cash equivalents	672	1	671
Cash and cash equivalents at beginning of period	549	842	(293)

Cash and cash equivalents at end of period	$1,221	$843	$378

Cash Flows from Operating Activities

Net cash provided by operating activities was $609 million in the second quarter 2009. The $167 million increase in cash from second quarter 2008 was primarily due to the following:

•	$121 million decrease in pre-tax income before restructuring.

•	$223 million increase as a result of lower inventory levels reflecting focused supply chain actions in light of lower sales volume.

•	$178 million increase from accounts receivables reflecting lower revenue, improved collections and benefits from the sale of accounts receivables.

•	$22 million increase due to higher net run-off of finance receivables.

•	$20 million increase due to lower placements of equipment on operating leases reflecting lower install activity.

•	$44 million increase from derivative contract settlements.

•	$145 million decrease due to lower accounts payable and accrued compensation primarily related to lower purchases and the timing of payments to suppliers.

•	$56 million decrease due to higher restructuring payments associated with previously reported actions.

Cash Flows from Investing Activities

Net cash used in investing activities was $36 million in the second quarter 2009. The $249 million increase in cash from second quarter 2008 was primarily due to the following:

•	$138 million increase due to the acquisitions of Veenman B.V. and Saxon Business Systems in the second quarter 2008.

•	$135 million increase due to lower escrow and other restricted investments. Second quarter 2008 reflects the funding of the escrow account for the Carlson litigation settlement.

•	$21 million decrease due to lower cash receipts from asset sales.

Cash Flows from Financing Activities

Net cash provided by financing activities was $82 million in the second quarter 2009. The $236 million increase in cash from second quarter 2008 was primarily due to the following:

•	$377 million increase due to the absence of purchases under the Company’s share repurchase program.

•	$44 million increase primarily due to lower debt payments on secured financings.

•

$174 million decrease due to lower net proceeds on other debt. Second quarter 2009 reflects the issuance of $750 million in Senior Notes, as well as net payments of $599 million on the Credit Facility. Second quarter 2008 reflects the issuance of $1.4 billion in Senior Notes, as well as net payments of $875 million on the Credit Facility and $200 million on other debt.

Customer Financing Activities

The following represents our total finance assets associated with our lease and finance operations:

(in millions)	June 30, 2009	December 31, 2008
Total Finance receivables, net (1)	$7,041	$7,278
Equipment on operating leases, net	566	594

Total Finance Assets, net	$7,607	$7,872

The reduction of $265 million in total finance assets, net includes favorable currency of $109 million.

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

The following summarizes our debt as of June 30, 2009 and December 31, 2008:

(in millions)	June 30, 2009	December 31, 2008
Principal debt balance	$7,885	$8,201
Less: Net unamortized discount	(6)	(6)
Add: SFAS No. 133 fair value adjustments	158	189

Total Debt	8,037	8,384
Less: current maturities and short-term debt	(1,342)	(1,610)

Total Long-Term Debt	$6,695	$6,774

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation and therefore we maintain a certain level of debt which we refer to as financing debt to support our investment in these lease contracts which are reflected in Total Finance assets, net. For this financing aspect of our business we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	June 30, 2009	December 31, 2008
Financing Debt(2)	$6,655	$6,888
Core Debt	1,382	1,496

Total Debt	$8,037	$8,384

(2)

Financing Debt includes $6,161 million and $6,368 million as of June 30, 2009 and December 31, 2008, respectively, of debt associated with Total Finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sale of Accounts Receivables

During the second quarter 2009 we sold $373 million of accounts receivable without recourse, as compared to $237 million in the first quarter 2009. Fees associated with these sales were approximately $3 million and $2 million, respectively. $358 million of receivables sold to date remained uncollected by the third party purchasers as of June 30, 2009, and Xerox does not have any current or future liability for these non-recourse sales.

Accounting Change

On January 1, 2009, we adopted SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“FAS 160”). FAS 160 requires that minority interests be renamed noncontrolling interests and be presented as a separate component of equity. In addition the Company must report a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and our 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (“GAAP”). A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2009 second quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Adjusted Effective Tax Rate

The effective tax rate for the second quarter 2008 is discussed in this presentation using a non-GAAP financial measure that excludes the effect of charges associated with restructuring. Management believes that it is helpful to exclude this effect to better understand, analyze and compare the prior period’s income tax expense and effective tax rate to the current period amounts given the discrete nature and size of this item in the prior period.

	Three Months Ended June 30, 2008
(in millions)	Pre-Tax Income	Income Taxes	Effective Tax Rate
As Reported	$254	$59	23.2%
Restructuring & Asset Impairment Charges	63	20

As Adjusted	$317	$79	24.9%

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data. Shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Basic Earnings (Loss) per Share:
Net income (loss) attributable to Xerox Corporation	$140	$215	$182	$(29)

Weighted average common shares outstanding	870,161	889,791	868,782	900,189

Basic Earnings (Loss) per Share	$0.16	$0.24	$0.21	$(0.03)

Diluted Earnings (Loss) per Share:
Net income (loss) attributable to Xerox Corporation	$140	$215	$182	$(29)
Interest on Convertible Securities, net	—	—	—	—

Adjusted net income (loss) available to common shareholders	$140	$215	$182	$(29)

Weighted average common shares outstanding	870,161	889,791	868,782	900,189
Common shares issuable with respect to:
Stock options	325	5,229	322	—
Restricted stock and performance shares	6,448	5,662	8,144	—
Convertible securities	1,992	1,992	—	—

Adjusted weighted average common shares outstanding	878,926	902,674	877,248	900,189

Diluted Earnings (Loss) per Share	$0.16	$0.24	$0.21	$(0.03)

The computation of diluted earnings per share for the three and six months ended June 30, 2009 and 2008 did not include the effects of approximately 49 million shares and 22 million shares, respectively, because to do so would have been anti-dilutive. The computation for the six months ended June 30, 2008 also did not include an additional 13 million shares because of the net loss in that period and to do so would have been anti-dilutive.

Dividends per Common Share	$0.0425	$0.0425	$0.085	$0.085

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended June 30,
(in millions)	2009	2008
Total Segment Operating Profit	$214	$350
Reconciling items:
Restructuring and asset impairment charges	1	(63)
Restructuring charges of Fuji Xerox	(9)	(3)
Litigation matters	—	—
Equity in net (income) of unconsolidated affiliates	(9)	(29)
Other	—	(1)

Pre-Tax Income	$197	$254

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm) excluding 95 ppm with embedded controller; Color 41+ ppm excluding 50 ppm, 60 ppm and 70 ppm with embedded controller.

Office:	Monochrome up to 90 ppm as well as 95 ppm with embedded controller; Color up to 40 ppm as well as 50 ppm, 60 ppm and 70 ppm with embedded controller.

Other:

Xerox Supplies Business Group (predominantly paper), value-added services, Wide Format Systems, Xerox Technology Enterprises (XTE), royalty and licensing, GIS network integration solutions and electronic presentation systems, equity income and non-allocated corporate items.